UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES AND EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)  November 20, 2007

VUBOTICS, INC.

(Exact Name of Registrant as Specified in Charter)

Georgia	000-28883	58-2212465
(State or Other Jurisdiction of	(Commission	(IRS Employer
Incorporation or Organization)	File Number)	Identification No.)

235 Peachtree Street, NE, Suite 1725, Atlanta, Georgia 30303

(Address of Principal Executive Offices)

Registrant’s telephone number, including area code:    (404) 474-2576

Former Name or Former Address, if Changed Since Last Report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☐ Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01                                 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

As previously reported, the Company entered into a Securities Purchase Agreement (the “2007 Securities Purchase Agreement”) with certain purchasers (“Purchasers”) and a collateral agent pursuant to which the Company anticipated raising up to an aggregate of $2,000,000 in proceeds from the sale of (i) senior, secured convertible notes (the “Notes”) and (ii) warrants to purchase shares of the Company’s common stock (the “Warrants”).  The Company engaged four placement agents in connection with the financing.  Subject to the terms and conditions of the 2007 Securities Purchase Agreement, the Notes and Warrants have been offered to Purchasers in a series of tranches on different closing dates.

On October 30, 2007, Laurence Flood submitted an application to subscribe for $25,000 under the 2007 Securities Purchase Agreement.  On November 14, 2007, the Company, collateral agent and escrow agent authorized the release of funds in connection with such subscription.  Mr. Flood’s investment represents the final subscription under the 2007 Securities Purchase Agreement.

The Company accepted $1,440,000 subscriptions in the aggregate under the 2007 Securities Purchase Agreement.  The Company intends to utilize such proceeds for working capital and general corporate purposes.

ITEM 2.03                                 CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT

In connection with the sale and issuance of the Note and Warrant in Item 1.01 above, the Company received $25,000 of gross proceeds.  On November 14, 2007, the Company became obligated to Mr. Flood for a Note in the principal amount of $30,000.  Such Note is a debt obligation arising other than in the ordinary course of business which constitutes a direct financial obligation of the Company.

ITEM 3.02                                 UNREGISTERED SALES OF EQUITY SECURITIES

The Note and Warrants referenced in Item 1.01 above were offered and sold to Mr. Flood  in a private placement transaction in reliance upon exemptions from registration pursuant to Rule 506 of Regulation D of the Securities Act of 1933.  Mr. Flood is an accredited investor as defined in Rule 501 of Regulation D of the Securities Act of 1933.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VUBOTICS, INC.

By:	/s/ Philip E. Lundquist

	Name:	Philip E. Lundquist

	Title:	Chief Executive Officer

	Date:	November 20, 2007